                                                                   Exhibit 10.19


                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 3rd day of January 2002 (the "Effective Date") by and between INPHONIC, INC., a Delaware corporation ("Buyer") and REASON, INC., a Delaware corporation ("Seller").

                                    Recitals

          WHEREAS, Seller desires to transfer to Buyer at the Closing (as hereinafter defined), and Buyer desires to acquire from Seller certain of Seller's assets, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

          WHEREAS, it is intended by the parties that the transaction qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    Agreement

          Now, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as set forth below.


                                    ARTICLE 1

                                   DEFINITIONS

          Definitions. In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

          "Act of Bankruptcy" when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have filed a voluntary petition in bankruptcy; (c) such Person shall have been adjudicated bankrupt or insolvent; (d) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, liquidation, dissolution or similar relief; (e) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; or (f) sixty (60) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, liquidation, dissolution or similar relief without such action having been dismissed.

          "Affiliate" when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question.

          "Applicable Law(s)" shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction.

          "Assets" shall mean (i) all right, title and interest of Seller in and to the assets, real property, personal property, equipment, intellectual property, software and other property of Seller set forth on Exhibit I attached hereto (collectively, the "Inventory"), (ii) all transferable net operating losses, capitalized expenses and research and development costs of Seller which may benefit the Buyer, (iii) assets, real property, personal property, equipment, intellectual property software and other property of Seller created in the ordinary course of business between November 30, 2001 and the Closing Date including the November 2001 receivables due from AT&T Broadband to Seller, which shall be collected by Seller as a condition of Closing.

          "Material Adverse Effect" shall mean any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of a Person, taken as a whole.

          "Net Working Capital" shall mean current assets minus current liabilities of Seller as defined by U.S. Generally Accepted Accounting Principles, provided that for purposes of this definition, current liabilities shall not include the current portion of Seller's obligations to Silicon Valley Bank or obligations in connection with that certain Note and Warrant Purchase Agreement between the Company and certain of its stockholders.

          "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

          "Preferred Documents" shall mean Buyer's amended and restated certificate of incorporation, voting agreement, investor rights agreement, right of first refusal and co-sale agreement and any other agreement relating to the terms, restrictions or rights of the Preferred Stock.

          "Transferred Names" shall have the meaning set forth in Exhibit 7 to this Agreement.


                                   ARTICLE 11

              SALE AND TRANSFER OF ASSETS AND ASSUMPTION OF CERTAIN
                                   LIABILITES

          2.1 Transfer of Assets. Except as otherwise herein expressly set forth, Seller hereby agrees that at the Closing provided for in Section 4.1 hereof (the "Closing"), Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to the Assets.

          2.2 Excluded Assets. Seller and Buyer understand and agree that the sale, assignment, transfer, conveyance and delivery specified in Section 2.1 hereof shall not include any assets, rights or property of Seller other than those expressly included in the definition of Assets.

          2.3 Assumed Obligations. Buyer agrees that at the Closing, Buyer shall assume those contracts, agreements, leases, covenants, obligations and liabilities on the list attached hereto as Exhibit 2 (collectively, the "Assumed Liabilities"). As of the Closing Date, Seller, as soon as reasonably practicable thereafter, will terminate any and all of Seller's other contracts, leases, licenses and agreements and Seller shall remain liable for any and all of its liabilities or encumbrances not specifically assumed by Buyer pursuant to this
Section 2.3, including but not limited to:

          (a) liens and encumbrances to which the Assets are subject, or would have been subject to, immediately prior to Closing;

          (b) any liability or obligation relating to taxes of Seller, including any interest or penalties related thereto;

          (c) any warranty or performance liability claims relating to the assets which arose prior to the Closing; and

          (d) any liability or obligation of the Seller, absolute or contingent, known or unknown not expressly agreed to be assumed pursuant to this Agreement.


                                   ARTICLE III

                                  CONSIDERATION

          3.1 Assumption of Certain Liabilities, Stock Issuance and Stock Restriction Agreement. In full and complete payment for the Assets, Buyer agrees to (i) the assumption of the Assumed Liabilities pursuant to Section 2.3 hereof,
(ii) issue to the Seller One million Eight hundred Five thousand and Nine (1,805,009) shares of common stock of the Buyer, priced at $2.93294916 per share, issued in the name of and paid to Seller, subject to the terms and conditions of the Stock Restriction Agreement attached hereto as Exhibit 3 to this Agreement and Section 3.2 herein (the "Common Stock"); and (iii) issue to the Seller Two hundred Eighty thousand Six hundred and Four (280,604) shares of Series D-3 Preferred Stock of Buyer, priced at $2.93294916 per share, issued in the name of and paid to Seller, pursuant to the terms and conditions of a separate Stock Purchase Agreement, attached as Exhibit 4 to this Agreement and incorporated herein by this reference (the "Preferred Stock") (the Common Stock and the Preferred Stock are collectively the "InPhonic Stock"); provided, however, that the amount of InPhonic Stock to be issued to Seller shall be subject to adjustment as follows: (a) in the event that Net Working Capital is a positive amount on the Closing Date, the amount of Common

Stock delivered to the Seller shall be increased accordingly on a dollar for dollar basis; (b) in the event that Net Working Capital is a negative amount on the Closing Date, the amount of Common Stock delivered to the Seller shall be decreased accordingly on a dollar for dollar basis; and (c) in the event any cash is included in the Assets on the Closing Date, the amount of Preferred Stock shall be increased accordingly on a dollar for dollar basis and the amount of Common Stock shall be reduced on a dollar for dollar basis in an equal amount.

          3.2 Escrow. The Parties agree that Three hundred Sixty-One thousand and One (361,001) shares of Common Stock and Fifty-Six thousand One hundred and Twenty (56,120) shares of the Preferred Stock of the Buyer, provided in part payment for the Assets pursuant to Section 3.1 of this Agreement, shall be held pursuant to an Escrow Agreement in an escrow account by Piper Marbury Rudnick & Wolfe LLP (the "Escrow Agreement") until the earlier of (i) the inspection and acceptance of the Assets by the Buyer, pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 5 or (ii) ninety (90) days from the Effective Date of this Agreement, unless a Claim Notice, as defined under the Escrow Agreement, has been provided to the Escrow Agent; provided, in such event, the shares held in Escrow shall be distributed pursuant to the Escrow Agreement.


                                   ARTICLE IV

                        CLOSING AND CONDITIONS OF CLOSING

          4.1 Closing. The Closing shall occur upon the later of (i) the close of business on January 7, 2002 or (ii) as soon thereafter as practicable following the satisfaction or waiver of all of the Conditions to Closing set forth in Section 4.2 of this Agreement (the "Closing Date").

          4.2 Conditions to Closing. The obligation of Seller to sell the Assets and Buyer to purchase the Assets is subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by the Parties prior to Closing or by the act of Closing):

          (a) Documents. Buyer shall have received each of the following items:

                        (i)    This Agreement, duly executed by Seller;

                        (ii) Any amendment, consent or waiver from any Person necessary to fully give binding effect to this Agreement, including but not limited to consents to the assignment of contracts and leases, duly executed by Seller and such Persons (the "Consents") (each party hereto acknowledges that this condition is for the benefit of both Buyer and Seller);

                        (iii) The Bill of Sale in substantially the form attached hereto as Exhibit 6, duly executed by Seller;

                        (iv) Such certificates, documents of title and other instruments of conveyance and transfer, if any, as shall be effective to vest in Buyer good and marketable title in and to the Assets free and clear of all encumbrances, including, by way of example but not limitation, the Trademark/Domain Assignment Agreement, as attached as Exhibit 7;

                        (v) an Officer's Certificate in substantially the form attached hereto as Exhibit 8, duly executed by an officer of Seller;

                        (vi) Copies of invention assignment agreements, executed by each of Seller's employees, in substantially the form attached hereto as Exhibit 9;

                        (vii) Audited financial statements of Seller as of and for the fiscal year ended December 31, 2000;

                        (viii) The Escrow Agreement in substantially the form
                               attached hereto as Exhibit 5, duly executed by Seller;

                        (ix) The Stock Restriction Agreement, duly executed by Seller in substantially the form attached hereto as Exhibit 3;

                        (x) The Stock Purchase Agreement in substantially the form attached hereto as Exhibit 4, duly executed by Seller; and

                        (xi) Copies of each of the Preferred Documents in substantially the form attached as Exhibits C, D and E to the Stock Purchase Agreement, duly executed by Seller as applicable.

                        (xii) A consent signed by Seller stating that Seller covenants that it will forever waive any rights under any non-competition, nondisclosure, non-solicitation or similar provisions it has against Buyer under any employment, non-compete or other arrangements with any of the Seller's former employees.

                        (xiii) An Employment Agreement by and between the Buyer
                               and Chris Hotz in the form attached hereto.

                        (ix) The collection by Buyer of the November 2001 receivables from AT&T Broadband.

Seller shall have received each of the following items:

                        (i)    This Agreement, duly executed by Buyer;

                        (ii) The Certificate of Assumption in substantially the form attached hereto as Exhibit I0, duly executed by Buyer;

                        (iii) The Stock Restriction Agreement in substantially the form attached hereto as Exhibit 3, duly executed by Buyer;

                        (iv) The Stock Purchase Agreement in substantially the form attached hereto as Exhibit 4, duly executed by Buyer;

                        (v) Copies of each of the Preferred Documents in substantially the forms attached as Exhibits C. D and E to the Stock Purchase Agreement, duly executed by Buyer as applicable.

                        (vi) An Officer's Certificate, in substantially the form attached hereto as Exhibit 11, duly executed by an officer of Buyer;

                        (vii) The Escrow Agreement in substantially the form attached hereto as Exhibit 5, duly executed by Buyer; and

                        (viii) The InPhonic Stock.

          (b) Employees. Seller and Buyer understand and agree that Seller shall terminate the employment of all of its employees as of or prior to the Closing Date. Before or promptly upon the execution of this Agreement, Buyer may, at its option, offer employment to any of the terminated employees and shall have sole responsibility for the negotiation of employment agreements with such employees.

          (c) Approval. Seller shall have received the approval of both its board of directors and its shareholders authorizing the consummation of the transactions contemplated by this Agreement and the acceptance of the restrictions outlined in the Stock Restriction Agreement (each party hereto acknowledges that this condition is for the benefit of both Buyer and Seller).

          (d) Material Adverse Effect. Prior to the Closing Date, Buyer shall not have experienced a Material Adverse Effect and Seller shall not have experienced a Material Adverse Effect relating to the Assets. In addition, neither Buyer nor Seller shall have experienced a Material Adverse Effect relating to their ability to perform their respective obligations under this Agreement.

          (e) Litigation. On the Closing Date, there shall be no lawsuits pending against either party hereto seeking to enjoin, prohibit, restrain or otherwise prevent the transaction contemplated by this Agreement.

          (f) Other Documents. Seller shall have provided or executed such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth on the schedule of exceptions attached hereto as
Exhibit 12 (the "Schedule of Exceptions"), Seller represents and warrants to Buyer as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets as set forth in Section 9.4), as set forth below:

          5.1 Qualification. Seller represents that it is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

          5.2 Litigation. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or affecting the Assets.

          5.3 Non-Contravention. Seller is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Effect relating to the Assets and Seller is not, in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its assets is subject that may cause a Material Adverse Effect on the Assets.

          5.4 Title. Seller has good, complete, indefeasible and marketable title to, and ownership of, all of the Assets, free and clear of all liens, defects, claims, security interests and encumbrances.

          5.5 Taxes. Seller has timely filed with the appropriate taxing authorities, including but not limited to the Internal Revenue Service of the United States and the Department of Revenue of the State of Colorado, the tax returns that it was required to file. Seller shall be directly responsible for payment of the December 31, 2001 audit of the financial records of Seller and any of Seller's costs related to Seller's tax filings for the tax year ended December 31, 2001; provided, further, Buyer shall have the right to review such tax filings prior to actual filing with the appropriate tax authorities.

          5.6 Subsidiaries. Seller has no subsidiaries, Affiliates, partnerships nor any other commonly controlled or related entities, other than its stockholder and their Affiliates.

          5.7 Intellectual Property. To its knowledge, Seller owns, or possesses adequate rights to use, all intellectual property (including but not limited to software, source code (including all parts thereof), any patents, trademarks, and copyrights) as presently being used in and necessary for the substantially similar continued conduct of its business and neither Seller nor any of its officers have received any notice of conflict with, or infringement of, the asserted rights of others with respect to any such intellectual property, and neither Seller nor any of its officers knows of any reasonable basis therefore; provided, further any software (other than commercially available software or content licensed to Seller via a contract that is part of the Assets), and all parts thereof, is the original work of Seller and any parties that participated in the preparation of the software, or any part thereof, did so only for hire as employees of Seller and never had and do not have any rights, title or interests in the Software or nay part thereof.

          5.8 Legal Compliance. To its knowledge, Seller (i) is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would -cause a Material Adverse Effect on the Assets (ii) Seller is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a Material Adverse Effect on the Assets, and (iii) neither Seller nor, to the knowledge of Seller, any of Seller's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Seller with Applicable Law.

          5.9 Licenses. Simultaneously with the Closing, Seller shall have acquired good title or all necessary rights to all of the licenses, permits, approval and authorizations needed to transfer the Assets to Seller in compliance with all Applicable Laws.

          5.10 Undisclosed Liabilities. The Seller does not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities that are accrued for or reserved against in the November 30, 2001 balance sheet, attached as Exhibit 13 to this Agreement and (b) contractual or statutory liabilities incurred in the ordinary course of business which are not required by U.S. Generally Accepted Accounting Principles to be reflected on a balance sheet. There are no outstanding loans due or deferred compensation from Seller to any employee of Seller.

          5.11 Assets. The tangible assets included among the Assets are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are used in Seller's business.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets as set forth in Section 9.4) as set forth below:

          6.1 Qualification. Buyer represents that it is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification except where failure to be so qualified would not have a Material Adverse Effect.

          6.2 Litigation. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or involving Buyer likely to have a Material Adverse Effect.

          6.3 Non-Contravention. Buyer is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Effect, and Buyer is not in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its respective assets is subject that may cause a Material Adverse Effect.

          6.4 Legal Compliance. To its knowledge, (i) Buyer is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would cause a Material Adverse Effect, (ii) Buyer is not in violation of any applicable environmental, securities or employee benefits law, which violation would cause a Material Adverse Effect, and (iii) neither Buyer nor, to the knowledge of Buyer, any of Buyer's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by Buyer.

          6.5 Shares and Corporate Documents. All of the InPhonic Shares to be issued hereunder have been duly authorized and when issued will be valid and legally issued shares of the common stock and Series D-3 Preferred Stock of Buyer, fully paid and nonassessable, free and clear of all liens or encumbrances, and not in violation of any preemptive or similar rights or any securities laws. Prior to the Effective Date, Buyer has delivered to Seller a true, correct, and complete copy of the current certificate of incorporation and bylaws of Buyer. All common stock issued to Seller shall be subject to the terms of the Stock Restriction Agreement.


                                   ARTICLE VII

                      MUTUAL REPRESENTATIONS AND WARRANTIES

          Each party hereto represents and warrants to the other party as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the transfer of the Assets) as set forth below:

          7.1    Organization; Good-Standing.

          (a) Seller is a corporation duly formed, validly organized and in good standing in the State of Delaware. All of Seller's documents related to its status as a corporation are in full force and effect as of the date hereof.

          (b) Buyer is a corporation duly formed, validly organized and in good standing in the State of Delaware. All of Buyer's documents related to its status as a corporation are in full force and effect as of the date hereof.

          7.2 No Untrue Statements or Material Omissions. Each party hereto represents to the other party hereto, on its own respective behalf, that no statement made herein or in any Exhibit or schedule attached hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statement not misleading in any material respects.

          7.3 No Default. Each party hereto represents to the other party, on its own respective behalf, that neither the execution and delivery of this Agreement nor the performance by such party of its respective obligations hereunder will cause any such breach, default or violation or will require the consent or approval of any court or governmental authority, except as expressly contemplated by the terms of this Agreement.

          7.4 Power and Authority. Each party hereto represents to the other party, on its own respective behalf, that (i) it has full power and authority to enter into this Agreement any other related documents, to incur the obligations as contemplated hereby, and to carry out the provisions of this Agreement; and
(ii) it has taken all action necessary for the execution and delivery of this Agreement and each of the other related documents and for the performance of each of its obligations hereunder and thereunder, as evidenced by corporate resolution(s) or other authorization.

          7.5 Enforceability. Each party hereto represents to the other party, on its own behalf, that upon execution and delivery by each of the parties hereto, this Agreement and any other related document shall be the legal, valid and binding obligations of such party and shall be enforceable against such party in accordance with their respective terms.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

          This Agreement may be terminated at any time prior to the Closing:

          (a)    By written agreement of Buyer and Seller.

          (b)    By Buyer, upon ten (IO) days' prior written notice to Seller if
                 (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties (except to the extent that Seller has made exception thereto in the Schedule of Exceptions attached hereto) contained in this Agreement, or (ii) if any of the conditions set forth in
                 Section 4.2 have not been materially satisfied prior to January 30, 2002, and either (i) or (ii) have not been waived in writing by Buyer or cured within such ten-day period.

          (c)    By Seller, upon ten (IO) days' prior written notice to Buyer if
                 (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement, or (ii) if any of the conditions set forth in Section 4.2 have not been materially satisfied prior to January 30, 2002, and either or (ii) have not been waived in writing by Seller or cured within such ten-day period.

          (d) By either party hereto if the transactions contemplated by this Agreement shall not have been consununated on or before 12:00 p.m. January 30, 2002.

          (e) By either party hereto if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.


                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1 Non-Waiver. No course of dealing between the parties or any failure or delay on the part of either party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of either party under this or any other applicable instrument. No single or part;.al exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

          9.2    Indemnification.

          (a) Seller. Seller hereby agrees to defend, indemnify and hold harmless Buyer against any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses directly related to or arising from (i) the breach of a representation or warranty by Seller herein or the documents delivered at Closing or (ii) any liabilities of Seller not assumed by Buyer at Closing.

          (b) Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller against any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses directly related to or arising from (i) the breach of a representation or warranty by Seller herein or the documents delivered at Closing or (ii) any of the Assumed Liabilities.

          (c) Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any claim, demand, action or proceeding for which indemnification will be sought under Sections 9.2(a) or 9.2(b), and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession related to such claim. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. If a fmn written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indenuiified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary herein, the other party shall not be required to indemnify any person for any Losses that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

          9.3 Notices. All notices or communications under this Agreement shall be to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

To Buyer:               InPhonic, Inc.
                        1010 Wisconsin Avenue, NW Suite 250
                        Washington, DC 20007
                        Attention:   David A. Steinberg, CEO

With a copy to:         Piper Marbury Rudnick & Wolfe LLP
                        1200 Nineteenth Street NW
                        Washington, DC 20036-2412
                        Attention:   Ned Martin, Esquire

To Seller:              Reason, Inc.
                        3025 South Parker Road
                        Suite 800
                        Aurora, CO 80014
                        Attention: President


With a copy to:         Cooley Godward LLP
                        380 Interlocken Crescent
                        Suite 900
                        Broomfield, CO 80021-8023
                        Attention: James C.T. Linfield

          Notice shall be deemed given three (3) days after deposit in the U.S. mail, postage prepaid, or one day after deposit with a nationally recognized overnight delivery service. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions.

          9.4 Binding Agreement; Survival. This Agreement shall inure to the benefit of, and be binding upon, Seller and Buyer, and their respective legatees, distributees, estates, executors, administrators, personal representatives, successors and assigns, and other legal representatives. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date.

          9.5 Entire Agreement; Integration Clause. This Agreement and the Exhibits hereto set forth the entire agreement and understanding of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.

          9.6 Brokerage. Each party represents and warrants to the other party that it has made no arrangement for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

          9.7 No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

          9.8 Controlling Law; Venue. This Agreement and each of the other documents ancillary hereto shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Delaware (without regard to its conflicts of law principles). Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other ancillary documents shall be proper only in the state or federal courts of the State of Delaware, and all parties to this Agreement and its ancillary documents hereby consent to such venue.

          9.9 Headings. The headings of this Agreement and each of the other documents ancillary hereto are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or such ancillary documents.

          9.10 Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.

          9.11 Counterparts. This Agreement may be executed in as many counterpart copies as may be required. All counterparts shall collectively constitute a single agreement

          9.12 Press Releases and Announcements. No party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure).

          9.13 Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          9.14 Expenses. Each party shall be responsible for its own costs and expenses (including legal, financial advisory, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          9.15 Dissolution. Buyer and Seller hereby agree that from and after the Closing Date, Seller will not engage in any new business, will promptly liquidate and dissolve as a corporation, and will distribute to Seller's shareholders the InPhonic Stock.

          9.16 Tax Treatment. Buyer and Seller hereby agree and covenant that they shall not (before or after the Closing Date and individually or collectively) take any action and shall not (before or after the Closing) fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                            Signatory Page To Follow

          In Witness Whereof, the undersigned have executed and delivered this Agreement as of the day and year first above written.



INPHONIC, INC.                                       REASON, INC.


/s/ David A. Steinberg                     /s/ Chris Hotz
____________________________________       _____________________________________
Name: ______________________________       Name: _______________________________
Title: _____________________________       Title: ______________________________